Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 5, 2013 is entered into by and among Rockwell Holdco, Inc., a Delaware corporation (“Parent”), Rockwell Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and EnergySolutions, Inc., a Delaware corporation (the “Company,” and collectively with Parent and Merger Sub, the “Parties,” and each a “Party”).  Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of January 7, 2013, by and among the Parties (the “Merger Agreement”).

WHEREAS, the Parties have agreed to amend certain provisions of the Merger Agreement as described herein; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have unanimously approved this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Amendment to Section 2.6(a). Section 2.6(a) of the Merger Agreement is hereby amended by deleting “Merger Sub” and replacing such terms with “the Company.”

2.     Amendment to Section 3.1(a). The first sentence of Section 3.1(a) of the Merger Agreement is hereby amended by deleting “$3.75” and replacing such amount with “$4.15.”

3.     Amendment to Section 5.6(b). Section 5.6(b) of the Merger Agreement is hereby amended in its entirety to read as follows:

“(b)        The Equity Commitment Letter is in full force and effect as of the date hereof and is the legal, valid and binding obligations of Parent, Guarantor and the other parties thereto in accordance with the terms and conditions thereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.  The Equity Commitment Letter has not been amended or modified prior to the date of this Agreement and none of the respective commitments contained in the Equity Commitment Letter has been withdrawn or rescinded in any respect.  As of the date hereof, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term of the Equity Commitment Letter.  Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor Merger Sub has as of the date hereof any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the full amount of the Equity Financing will not be available to Parent on the Closing Date.  The aggregate proceeds from the Equity Financing and, together with cash or other sources of immediately available funds, will be sufficient, if funded, to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and will be sufficient, if funded, for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including: (a) the payment in full in cash of the Merger Consideration, (b) the payment in full in cash of all amounts required to be paid pursuant to Section 3.5 hereof, and (c) all related fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the other transactions contemplated hereby.”

4.     Representations and Warranties of the Company. The Company represents and warrants that the representations and warranties contained in Sections 4.3 and 4.22 of the Merger Agreement (as qualified by the introductory paragraph of Article IV of the Merger Agreement) are true and correct after giving effect to this Amendment. The Company does not make any other representations or warranties as of the date of this Amendment.

5.     Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant that their representations and warranties contained in Sections 5.2, 5.6(a)(i)(B) (in so far as they relate to or encompass the Equity Financing) and 5.6(b) of the Merger Agreement are true and correct after giving effect to this Amendment. Parent and Merger Sub do not make any other representations or warranties as of the date of this Amendment.

6.     Additional Representation and Warranty of the Company. Section 4.22 of the Merger Agreement is hereby amended by adding the following at the end thereof:

“The Company Board has received the opinion of the Company Financial Advisor, dated the date of this Amendment, to the effect that, as of the date of this Amendment, and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of the shares of Company Common Stock  (other than Parent, Merger Sub and their respective Affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders, and the Company shall make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes promptly after receipt thereof by the Company.”

7.     References. Each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

8.     Full Force and Effect; Amendment.  Except as expressly amended hereby, each term, provision, Exhibit and Schedule of the Merger Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect.  This Amendment may not be amended except by an instrument in writing signed by the Parties.

9.     Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

10.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   This Amendment and all actions, proceedings or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)   Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(c)   Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Amendment, on behalf of itself or its property, in the manner provided for in Section 9.2 of the Merger Agreement, and nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) in the event any dispute arises out of this Amendment or the transactions contemplated by this Amendment, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Amendment or the transactions contemplated by this Amendment in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or appeal from, such final trial court judgment.

(d)   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.  Mutual Drafting. Each Party has participated in the drafting of this Amendment, which each Party acknowledges is the result of negotiations between the Parties.

12.  Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

13.  Counterparts.  This Amendment may be executed by facsimile or .pdf and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ROCKWELL HOLDCO, INC.

By:	/s/ TYLER REEDER
	Name:	Tyler Reeder
	Title:	Chief Executive Officer and President

ROCKWELL ACQUISITION CORP.

By:	/s/ TYLER REEDER
	Name:	Tyler Reeder
	Title:	Chief Executive Officer and President

ENERGYSOLUTIONS, INC.

By:	/s/ GREG WOOD
	Name:	Greg Wood
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]